                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                              Integ Incorporated
                               (Name of Issuer)

                         Common Stock Par Value $.01
                        (Title of Class of Securities)

                                  458100104
                                (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 458100104             13G                          Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Investment Partners VI, Limited Partnership
   06-1412578
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          540,032 shares of common stock
Shares
Beneficially    (6)  Shared Voting Power        Not applicable
Owned by
Each            (7)  Sole Dispositive Power     540,032 shares of common stock
Reporting
Person          (8)  Shared Dispositive Power   Not applicable
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   540,032 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.8%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 458100104                  13G                      Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Associates VI, LLC
   06-1462392
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        540,032 shares of common stock
Owned
Each            (7)  Sole Dispositive Power     Not applicable

Person          (8)  Shared Dispositive Power   540,032 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   540,032 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.8%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   OO-LLC

Cusip No. 458100104                   13G                     Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak VI Affiliates Fund, Limited Partnership
   06-1414970
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          12,600 shares of common stock
Shares
Beneficially    (6)  Shared Voting Power        Not applicable
Owned by
Each            (7)  Sole Dispositive Power     12,600 shares of common stock
Reporting
Person          (8)  Shared Dispositive Power   Not applicable
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   12,600 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 458100104                    13G                    Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak VI Affiliates, LLC
   06-1414968
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        12,600 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   12,600 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   12,600 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   OO-LLC

Cusip No. 458100104                    13G                    Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Management Corporation
   06-0990851
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 458100104                    13G                    Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Bandel L. Carano
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 458100104                    13G                    Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Gerald R. Gallagher
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power           Not applicable
Shares
Beneficially    (6)  Shared Voting Power         552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power      Not applicable
Reporting
Person          (8)  Shared Dispositive Power    552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 458100104                    13G                    Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Edward F. Glassmeyer
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 458100104                    13G                   Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 458100104                    13G                   Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Ann H. Lamont
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 458100104                    13G                   Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Eileen M. More
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------
Number of       (5)  Sole Voting Power          Not applicable
Shares
Beneficially    (6)  Shared Voting Power        552,632 shares of common stock
Owned by
Each            (7)  Sole Dispositive Power     Not applicable
Reporting
Person          (8)  Shared Dispositive Power   552,632 shares of common stock
With
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   552,632 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 13 of 19 pages

                                     Schedule 13G
                                   Amendment No. 2
                             Common Stock, Par Value $.01
                                 CUSIP No. 458100104

Item 1(a)  Name of Issuer:
                    Integ Incorporated

Item 1(b)  Address of Issuer's Principal Executive Offices:
                    2800 Patton Road
                    Roseville Business Commons
                    St. Paul, MN 55113

Item 2(a)  Name of Person filing:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)  Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)  Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)  Title of Class of Securities:

     Common stock, $.01 par value

Item 2(e)  CUSIP Number: 458100104

Item 3     Not Applicable.

Item 4     Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 9,323,657 shares outstanding as of November 5, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5     Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8     Identification and Classification of Members of the Group.

     Not applicable

Item 9     Notice of Dissolution of Group.

     Not applicable

Item 10    Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners VI,
                              Limited Partnership

                              By:  Oak Associates VI, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------
                                   Managing Member

                              Oak Associates VI, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------
                                   Managing Member



                              Oak VI Affiliates Fund, Limited Partnership


                              By:  Oak VI Affiliates, LLC, As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------
                                   Managing Member


                              Oak VI Affiliates, LLC



                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------------
                                   Managing Member

                              OAK MANAGEMENT CORPORATION


                              By:   /s/ Edward F. Glassmeyer
                                    ------------------------------
                                    Name:  Edward F. Glassmeyer
                                    Title: President



                                    /s/ Bandel L. Carano
                                    ------------------------------
                                    Bandel L. Carano


                                    /s/ Fredric W. Harman
                                    ------------------------------
                                    Fredric W. Harman

                                    /s/ Gerald R. Gallagher
                                    ------------------------------
                                    Gerald R. Gallagher


                                    /s/ Edward F. Glassmeyer
                                    ------------------------------
                                    Edward F. Glassmeyer


                                    /s/ Ann H. Lamont
                                    ------------------------------
                                    Ann H. Lamont


                                    /s/ Eileen M. More
                                    ------------------------------
                                    Eileen M. More

                                    INDEX TO EXHIBITS


                                                                         Page
                                                                         ----

EXHIBIT A           Agreement of Reporting Persons                        18